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Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

COOK & BYNUM FUNDS TRUST
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

    THIS AMENDMENT to the Fund Administration Servicing Agreement, dated as of May 18, 2012, (the “Agreement”), is entered into by and between COOK & BYNUM FUNDS TRUST, a Delaware trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement; and
WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by all parties.

    NOW, THEREFORE, the parties agree as follows:

    Section 11. Terms of Agreement; Amendment is hereby superseded and replaced with the     following Section 11:

    11. Terms of Agreement; Amendment
This Agreement shall continue until September 1, 2018. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

COOK & BYNUM FUNDS TRUST By: /s/David A. Hobbs Name: David A. Hobbs Title: Vice President Date: 2/19/2018	U.S. BANCORP FUND SERVICES, LLC By: /s/Anita M. Zogrodnik Name: Anita M. Zogrodnik Title: Senior Vice President Date: 2/20/2018

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